Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use and incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-218485) of Zamalight plc of our report dated March 1, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in such Registration Statement and in Praxair, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

July 12, 2017